AMENDMENTTOTHEEMPLOYMENTAGREEMENT This Amendment to the Employment Agreement ("Amendment") is entered into on this 1st day of September 2025 by Willis Lease Finance Corporation, a Delaware corporation (the "Employer"), and Z. Clifton Dameron IV ("Employee"). WHEREAS, effective July 3, 2024 the Employee and Employer entered into the Employment Agreement (the "Agreement"); WHEREAS, the parties to this Amendment desire to modify the Agreement pursuant to the terms and conditions set forth herein; NOW THEREFORE,in consideration of the foregoing recitals, and the affirmation of the existing mutual promises and covenants contained in the Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Employee and the Employer agree as follows: 1. Recitations. The recitals set forth above are true and correct. 2. Effective Date. The Effective Date of this Amendment shall be September 1, 2025, notwithstanding the date of execution. 3. Increase in Annual Base Salary. Thefirst sentence of Section 4(a) of the Agreement shall be amended to read in its entirety as follows: (a) Employer agrees to pay to Employee during the Employment Term an annual base salary in the amount of Five Hundred Twenty-Five Thousand US Dollars ($525,000.00) per Employment Year less payroll deductions and all required withholdings, or such higher amount as the Compensation Committee of the Board shall from time to time determine. The remainder of Section 4(a) shall remain in effect as originally drafted. 4. Professional Associations. Section 4(c) of the Agreement shall be amended to read in its entirety as follows: (c) Employer agrees to pay the dues associated with Employee's membership in professional associations pertinent to his employment in an amount up to Thirty Thousand US Dollars ($30,000) (as increased over each Employment Year per professional association) plus any one-time initiation fees and annual club dues. 5. Benefits and Perquisites. Section 5 of the Agreement shall be amended to add the following subsections after subsection (b): (c) Automobile Allowance. Employee shall be entitled to up to Three Thousand US Dollars ($3,000) each Employment Year per month to lease one automobile to compensate the Employee for lease payments plus, and, in addition to such amount, auto insurance, gas, repairs, and maintenance costs.

(d) Rideshare Allocation. Employer shall provide Employee with Uber rideshare benefits to and from work up to two (2) times per workweek from the Effective Date of this Amendment through June 30, 2026 (which shall be cumulative to the extent not utilized during any particular week). This benefit may be provided in the form of reimbursement for rideshare expenses or through direct provision of rideshare credits, as determined at the discretion of Employer. 6. Grants of Restricted Stock. Section 6 of the Agreement shall be amended to add the following subsection after subsection (c): (d) In addition to all other Compensation provided in this Amendment and the Agreement, subject to approval by the Compensation Committee of the Board, the Employer shall grant three thousand (3,000) shares of restricted stock to the Employee on (the "Grant Date"), which shall vest in equal annual installments on the first, second, and third anniversaries of the Grant Date, subject to Employee's continuous employment through each such vesting date. 7. No Other Changes. Except as expressly set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect. IN WITNESS WHEREOF, the parties have caused this Amendment to be executed, and it shall be effective as of the date outlined in the above Section 2 of this Amendment. "Employer" WILLIS LEASE FINANCE CORPORATION By: /s/ Austin C. Willis Austin C Willis Chief Executive Officer “Employee” By: /s/ Z. Clifton Dameron IV Z. Clifton Dameron IV